Commercial Mortgage
Servicing
MAC AO 357-030
P.O. Box 4036, Concord, CA 94524
1320 Willow Pass Rd., Suite 300
Concord, CA
800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-IQ9

In accordance with Section 8.12 of the Pooling and Servicing Agreement, (the "Agreement") dated February 1, 2005 executed by and between Morgan Stanley Capital I Inc., (as "Depositor"), Wells Fargo Bank National Association, (as "General Master Servicer"), Midland Loan Services, Inc., (as "General Special Servicer"), NCB, FSB, (as "NCB Master Servicer"), National Consumer Cooperative Bank, (as "Co-op Special Servicer"), LaSalle Bank National Association, (as "Trustee", "Paying Agent" and "Certificate Registrar"), and ABN AMRO Bank N.V., (as "Fiscal Agent") as authorized officer of the General Master Servicer I certify that (A) a review of the activities of the General Master Servicer during the preceding calendar year or portion thereof and of the performance of the General Master Servicer under this Agreement has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, the General Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year.

Wells Fargo Bank, National Association "General Master Servicer"

/s/ Margaret Gremore

Margaret Gremore
Vice President
Wells Fargo Bank National Association
Commercial Mortgage